AMENDMENT TO AGREEMENT TO PURCHASE REAL ESTATE
BETWEEN PASSPORT POTASH INC. AND THE FITZGERALD LIVING TRUST

          THIS AMENDMENT (“Amendment”) is made effective this 8th day of November, 2012, by and between Passport Potash Inc. (“Passport”), a British Columbia corporation and the Fitzgerald Living Trust (the “Trust”).

RECITALS

          1.      Passport and the Trust entered into an Agreement to Purchase Real Estate (the “Agreement”), executed on May 7, 2012, pursuant to which Passport agreed to purchase certain real property described therein to Passport.

          2.      the Parties have agreed to amend the Agreement.

          NOW, THEREFORE, in consideration of the promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Amendment 1. Paragraph 1 shall be amended as follows:

“1. Purchase Price and Condition of Payment

a. The purchase price shall be Fifteen Million Dollars ($15,000,000) to be paid according to the following terms:
i.	A Down Payment and Deposit to be paid as set forth in Paragraph 2;
ii.	A payment of Five Hundred Thousand Dollars ($500,000) to be irrevocably paid to the Trust upon execution of this Amendment;
iii.	A payment of Four Million Dollars ($4,000,000) to be irrevocably paid to the Trust on December 18 2012;
iv.	A payment of Five Million Dollars ($5,000,000) to be irrevocably paid to the Trust on June 30, 2013; and
v.	The balance of Five Million Dollars ($5,000,000) to be paid to the Trust in its entirety in cash at the time of closing of the sale.”

          2.        Amendment 2. Paragraph 13 b. shall be amended to read as follows:

                      “b.         Closing of the sale shall take place on December 18, 2013.”

          3.        Reimbursement for Increase in Trust Taxes. Passport agrees that it will reimburse the Trust for any increase in taxes to the Trust which are attributable to closing this sale in 2013 rather than 2012. Passport shall make this reimbursement within 120 days from the date the Trust provides documentation to Passport of the increased tax amount. This obligation survives closing.

          4.        Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Amendment.

          5.      Facsimile or PDF Signatures. This Amendment may be executed by either or all parties by PDF or facsimile signature, and any such facsimile signature shall be deemed an original signature.

          6.      Effect of Amendment. In the event of any inconsistencies between this Amendment and the Agreement, the terms of this Amendment shall govern. Except as provided herein, all other terms and conditions of the Agreement shall remain unchanged and the parties hereto reaffirm the terms and conditions of such Agreement.

          7.      Default.

          (a)      Buyer’s Default. Passport shall be deemed to be in default under this Amendment if Passport fails, for a reason other than Trust’s default hereunder or the failure of a condition precedent to Passport’s obligation to perform hereunder, to meet, comply with or perform any covenant, agreement or obligation on Passport’s part required within the time limits and in the manner required in this Amendment, or there shall have occurred a material breach of any representation or warranty made by Passport; provided, however, no such default shall be deemed to have occurred unless and until Trust has given Passport written notice thereof, describing the nature of the default, and Passport has failed to cure such default within thirty (30) days of the receipt of such notice (but in any event on or before the Closing Date, unless such default occurs after Closing).

          (b)      Seller’s Default . Trust shall be deemed to be in default under this Amendment if Trust fails, for a reason other than Passport’s default hereunder or the failure of a condition precedent to Trust’s obligation to perform hereunder, to meet, comply with, or perform any covenant, agreement or obligation on its part required within the time limits and in the manner required in the Amendment, or there shall have occurred a material breach of any representation or warranty made by Trust, provided, however, no such default shall be deemed to have occurred unless and until Passport has given Trust written notice thereof, describing the nature of the default, and Trust has failed to cure such default within thirty (30) days of receipt of such notice (but in any event before the Closing Date, unless such default occurs on the Closing Date or after Closing).

          8.      Liquidated Damages. The parties hereto agree that Trust’s reliance damages and economic detriment resulting from the removal of the property from the real estate market for an extended period of time, together with carrying and other costs incurred after the removal of the property from the real estate market are impracticable or extremely difficult to ascertain. Passport agrees that in the event the closing fails to occur due to such default or breach by Passport of Passport’s obligation to purchase the property, Trust, as its sole remedy, shall be entitled to retain the deposit as liquidated damages, and shall not be deemed to constitute a forfeiture or penalty. Trust hereby waives the remedy of specific performance with respect to any default by Passport of its obligation to purchase the property, and agrees that the liquidated damages set forth herein shall be Trust’s sole remedy in the event Passport defaults or breaches in its obligation to purchase the property hereunder. This liquidated damages provision shall not be applicable to any default or breach by Passport of any indemnification, defense or hold harmless obligation or restoration obligation of Passport under this agreement, or any other obligation of Passport that expressly survives the termination of this agreement. This liquidated damages provision also shall not serve as a limitation on the amount of attorneys’ fees that Trust may pursue or collect from Passport in the event Trust incurs attorneys’ fees in attempting to collect or retain the liquidated damages referred to herein.

          9.      Attorneys’ Fees . If either party hereto fails to perform any of its obligations under this Agreement or if any dispute arises between the parties hereto concerning the meaning or interpretation of any provision of this Agreement, then the defaulting party or the party not prevailing in such dispute, as the case may be, shall pay any and all costs and expenses incurred by the other party on account of such default and/or in enforcing or establishing its rights hereunder, including, without limitation, court costs and reasonable attorneys’ fees and disbursements.

          IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

Signature pages to follow.

On behalf of Passport Potash, Inc.:

/s/ John Eckersley______________
John Eckersley
Director,
Executive Vice President
Passport Potash, Inc.
3346 W. Guadalupe Rd.
Apache Junction, AZ 85120

On behalf of Fitzgerald Living Trust:

/s/ Margaret Ouellette_____________
Margaret Ouellette
Co-Trustee of the Fitzgerald Living Trust
P.O. Box 344
Buena Vista, CO 81211

/s/ Donley F. O’Brien______________
Donley Kathryn O'Brien
Co-Trustee of the Fitzgerald Living Trust
14821 High Valley Rd.
Poway, CA 92064

___________________________________
Robert Fitzgerald
Co-Trustee of the Fitzgerald Living Trust
P.O. Box 417
Holbrook, AZ 86025